Exhibit 99.1

Ladder Announces the Resignation of Howard Park from Board of Directors

NEW YORK—(BUSINESS WIRE)—Ladder Capital Corp (“Ladder” or the “Company”) (NYSE:LADR) today announced that Howard Park of GI Partners has resigned from its Board of Directors, effective May 9, 2017.

Mr. Park commented “GI Partners is proud to have been a part of Ladder’s founding now nearly nine years ago. We’ve enjoyed an excellent partnership with Ladder and are pleased to have helped the Company grow into a leading public company focused on the commercial real estate market.  We remain a significant and supportive shareholder and wish the Ladder team the best with their continued success.”

GI Partners, a private investment firm managing $14 billion in capital commitments across private equity and real estate strategies, has been an investor in Ladder since the Company’s inception in October 2008.

Brian Harris, Ladder’s Chief Executive Officer, commented, “On behalf of Ladder and its Board of Directors, we thank Howard for his years of service and are grateful to both Howard and GI Partners for their contributions to Ladder’s development and continued growth.”

About Ladder

Ladder is an internally-managed real estate investment trust that is a leader in commercial real estate finance. Ladder originates and invests in a diverse portfolio of commercial real estate and real estate-related assets, focusing on senior secured assets. Ladder’s investment activities include: (i) direct origination of commercial real estate first mortgage loans; (ii) investments in investment grade securities secured by first mortgage loans on commercial real estate; and (iii) investments in net leased and other commercial real estate equity. Founded in 2008, Ladder is run by a highly experienced management team with extensive expertise in all aspects of the commercial real estate industry, including origination, credit, underwriting, structuring, capital markets and asset management. Led by Brian Harris, the Company’s Chief Executive Officer, Ladder is headquartered in New York City and has branches in Los Angeles and Boca Raton.

Ladder Investor Contact

Ladder Capital Corp Investor Relations

(917) 369-3207

investor.relations@laddercapital.com